Exhibit 3(i).4

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

FOREIGN CORPORATION INTO

A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is RESS Merger Corp., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Renewable Energy Solution Systems, Inc., a Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is RESS Merger Corp., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 500,000,000 Common Shares at $0.0001 par value.

SIXTH: The merger is to become effective on April 20, 2020.

SEVENTH: The Agreement of Merger is on file at 2020 Powers Ferry Rd. SE, Suite 212, Atlanta, GA 30339, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporation.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 2nd day of April, A.D., 2020.

By: /s/ Erik S. Nelson
Authorized Officer

Name: Erik S. Nelson
Print or Type

Title: President